Free Writing Prospectus
Filed pursuant to Rule 433
To the Prospectus Supplement dated February 19, 2014 and
Prospectus dated March 14, 2013
Registration Statement No. 333-185127
Dated February 19, 2014

News Release

TSX, NYSE-MKT
Symbol: NCQ

NovaCopper Files Preliminary Prospectus Supplement and
Announces Concurrent Private Placement

February 19, 2014 - Vancouver, British Columbia - NovaCopper Inc. (NYSE-MKT, TSX: NCQ) (“NovaCopper” or the “Company”) intends to raise a total of approximately US$20 million through the combination of a public offering and a private placement with its large shareholders. The Company has commenced an underwritten public offering of up to US$10 million of common shares (the “Offering”) led by RBC Capital Markets and Cormark Securities. The pricing and number of securities will be determined in the course of marketing. The underwriters have been granted a 15% over-allotment option exercisable for 30 days from the closing of the Offering. The Offering is being conducted in each of the provinces of Canada, other than Québec, and in the United States.

The proposed Offering will be conducted in Canada by way of a preliminary prospectus supplement dated February 19, 2014, a final prospectus supplement, and the Company’s short form base shelf prospectus dated March 11, 2013. In addition, NovaCopper intends to offer and sell these securities by way of a prospectus supplement and accompanying base prospectus pursuant to its existing shelf registration statement on Form S-3 (File No. 333-185127) which was declared effective by Securities and Exchange Commission (“SEC”) on March 14, 2013.

The Offering is expected to close on or about February 28, 2014.

In conjunction with the Offering, the Company anticipates a concurrent non-brokered private placement of common shares to the Company’s largest shareholders: Electrum Strategic Resources LP, Paulson & Co. Inc. and The Baupost Group, L.L.C., for additional gross proceeds to NovaCopper of up to US$10 million (the “Private Placement”), whereby these shareholders would maintain their pro-rata ownership of approximately 45% in the Company. The common shares offered under the Private Placement are expected to be issued on the same terms as the securities issued in connection with the Offering, and will be issued on a private placement basis pursuant to exemptions from applicable Canadian and U.S. securities laws. The securities issued under the Private Placement will be subject to a four-month hold period from the closing date of the Private Placement and will not be registered under the U.S. Securities Act. The Offering is conditional upon closing of the Private Placement.

The Company intends to use the net proceeds of the Offering and the Private Placement to (i) fund continued exploration activities at its Upper Kobuk Mineral Projects; (ii) fund environmental and engineering studies at its Upper Kobuk Mineral Projects; and (iii) for general corporate purposes.

Closing of the Offering and the Private Placement will be subject to customary closing conditions, including listing of the common shares on the TSX and NYSE-MKT and any required approvals of the TSX.

The Company has filed a registration statement on Form S-3 and a preliminary prospectus supplement with the SEC for the Offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus or you may request it from RBC Capital Markets at RBC Capital Markets, Attention: Distribution Centre, 180 Wellington St. W., 8th Floor, Toronto, Ontario M5J OC2 fax: 416-313-6066, email: distribution@rbccm.com or in the U.S., Attention: RBC Capital Markets, LLC, 3 World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; Phone: 877-822-4089; Fax: 212-428-6260, or from Cormark Securities, Attention: Susan Samila-Moroz, Suite 2800, South Tower, Royal Bank Plaza, Toronto, Ontario M6J 2J2 fax: 416-943-6496 phone: 416-943-6405.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such province, state or jurisdiction.

About NovaCopper

NovaCopper Inc. is a base metals exploration company focused on exploring and developing the Ambler mining district in Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both projects are located within NovaCopper’s land package that spans approximately 143,000 hectares. NovaCopper has an agreement with NANA Regional Corporation, Inc., an Alaskan Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with the local communities. NovaCopper’s vision is to develop the Ambler mining district into a premier North American copper producer.

NovaCopper Contacts:

Patrick Donnelly	Elaine Sanders
Vice President, Corporate Communications	Chief Financial Officer
patrick.donnelly@novacopper.com	elaine.sanders@novacopper.com

604-638-8088 or 1-855-638-8088

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Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information” and "forward-looking statements” (collectively "forward-looking statements”) within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of NovaCopper, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects”, "anticipates”, "believes”, "intends”, "estimates”, "potential”, "possible”, and similar expressions, or statements that events, conditions, or results "will”, "may”, "could”, or "should” occur or be achieved. These forward-looking statements may include statements regarding the timing of closing, approximate proceeds and use of proceeds relating to the Offering and the Private Placement, perceived merit of properties; exploration results and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaCopper's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risks and uncertainties disclosed in NovaCopper Inc.’s Annual Report on Form 10-K dated January 29, 2014, filed with the Canadian securities regulatory authorities, the United States Securities and Exchange Commission and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. NovaCopper's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NovaCopper assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.